Exhibit 99.1
NUCRYST Pharmaceuticals announces preliminary results of Phase 2 Dermatology Study
Wakefield, MA — September 20, 2006 — NUCRYST Pharmaceuticals Corp. (NASDAQ: NCST — TSX: NCS) today announced preliminary top line results from the company’s Phase 2 clinical trial examining the safety and efficacy of drug candidate, NPI 32101 in a topical cream formulation, in children and adolescents with atopic dermatitis. NPI 32101 is NUCRYST’s patented active pharmaceutical ingredient.
This clinical study involved 409 patients at 29 sites in the United States and Canada. Patients 2 – 17 years old with mild to moderate atopic dermatitis were randomized to receive 2% NPI 32101 cream, 1% NPI 32101 cream or placebo cream twice daily for 12 weeks.
Treatment success was defined as “total clearance” or “almost total clearance” of disease signs. An intent-to-treat analysis with 387 patients demonstrated no significant difference in disease clearance among the three treatment groups. Analysis of the data demonstrated that 35.8% of patients receiving 2% NPI 32101 cream, 35.1% of patients receiving 1% NPI 32101 cream and 34.6% of patients receiving placebo cream achieved success in almost clearing or totally clearing their disease after 12 weeks of treatment. The success rates of both 2% and 1% NPI 32101 creams were statistically identical to that of the placebo. Although the study did not meet its primary efficacy endpoint, the higher than expected placebo response rate may have made it difficult to discern efficacy of NPI 32101. A more detailed analysis of the study is underway.
Treatment with NPI 32101 cream was well tolerated. The incidence of all adverse events was low and was not different among the NPI 32101-treated groups and the placebo-treated patients.
“NUCRYST is continuing to analyze data from this study so that we can evaluate options for our atopic dermatitis program with a complete understanding of the study results,” said Scott H. Gillis, President & CEO, NUCRYST Pharmaceuticals. “Based on our preclinical results in a variety of in vitro and in vivo models and the consistently favorable safety data generated in all clinical studies, we believe that NPI 32101 has the potential to treat various inflammatory and infectious conditions. Therefore, we plan to continue our efforts to develop NPI 32101 for a variety of disease conditions.”
NUCRYST Pharmaceuticals (NASDAQ: NCST; TSX: NCS) develops, manufactures and commercializes medical products that fight infection and inflammation using its patented atomically disordered nanocrystalline silver technology. The company has developed its proprietary nanocrystalline silver in a powder form for use as an active pharmaceutical ingredient, referred to as NPI 32101.
For more information, please contact:
Investor Relations:
David Wills
(416) 504-8464
info@nucryst.com
www.nucryst.com
This news release may contain forward-looking statements. In particular, statements regarding the medical conditions that might be addressed by NPI 32101 and other present or future NUCRYST products may be forward-looking statements for purposes of the U.S. and Canada securities laws or otherwise. These statements are based on current expectations that are subject to risks and uncertainties outside of the control of NUCRYST, and NUCRYST can give no assurance that these expectations are correct. Various factors could cause actual results to differ materially from those projected in such statements, including but not limited to: the availability of funds and resources to pursue research and development projects; the success and timely completion of clinical studies and trials; timely regulatory approval of the company’s new products; the ability to economically manufacture its products in compliance with regulatory requirements; the ability to obtain and enforce effective patents; the establishment and maintenance of strategic collaborative commercial relationships; and numerous other factors described under “Risk Factors” in the company’s filings with the U.S. Securities & Exchange Commission and Canadian securities authorities. NUCRYST disclaims any intention or obligation to update any forward-looking statements whether as a result of new information, future developments or otherwise. All forward-looking statements are expressly qualified in their entirety by this cautionary statement .